SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 2, 2011

HUNT GLOBAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Colorado	333-138184	51-0431963
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer incorporation) Identification Number)

10001 Woodloch Forest Drive, Suite 325, The Woodlands, TX 77380

(Address of Principal Executive Offices) (Zip Code)

281-825-5000

Registrant's telephone number, including area code

 (Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 2, 2011, we borrowed $650,000 from an accredited investor using a convertible promissory note.  The note matures in 60 days.  The note has an interest rate of 10% per annum.  Principal and interest are due in one lump sum at maturity.  We also granted to the investor warrants to purchase 866,667 shares of common stock at an exercise price of $1.50 per share expiring in two years.  From time to time the then outstanding principal balance of the note plus any unpaid accrued interest is convertible into common stock at a conversion price of $1.50 per share.  This Note is collateralized by all of the assets of Hunt Global Resources Inc.

On May 4, 2011, we borrowed $80,000 from an investor using a convertible promissory note.  The note matures in 60 days.  The note has an interest rate of 10% per annum.  Principal and interest are due in one lump sum at maturity.  We also granted to the investor warrants to purchase 106,667 shares of common stock at an exercise price of $1.50 per share expiring in two years.  From time to time the then outstanding principal balance of the note plus any unpaid accrued interest is convertible into common stock at a conversion price of $1.50 per share.  This Note is collateralized by all of the assets of Hunt Global Resources Inc.

Item 3.02   Unregistered Sale of Equity Securities.

See Item 2.03 for details of the unregistered sale of equity securities.  These transactions were made in reliance upon exemptions from registration under Section 4(2) of the Securities Act.  The certificates to be issued for these unregistered securities will contain a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities. No underwriter participated in, nor did we pay any commissions or fees to any underwriter, in this transaction. These transactions did not involve a public offering. The recipients were knowledgeable about our operations and financial condition. The recipients had knowledge and experience in financial and business matters that allowed them to evaluate the merits and risk of receipt of these securities.

Item 9.01     Financial Statements and Exhibits.

(d)

Exhibits

Exhibit	Description
Number
10.1	Form of promissory note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

HUNT GLOBAL RESOURCES, INC.

May 6, 2011

By:

/s/George T. Sharp

George T. Sharp

Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
Number
10.1	Form of promissory note.